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                                                                  Exhibit (j)(2)


                                 [LETTERHEAD OF
                     LAW OFFICES OF DECHERT PRICE & RHOADS]


                                February 26, 2002





ING SmallCap Opportunities Fund
7337 East Doubletree Ranch Road
Scottsdale, Arizona  85258-2034

Re:  ING SmallCap Opportunities Fund
     (File Nos. 033-00847 and 811-04434)

Dear Sirs:

         We hereby consent to all references to our firm in Post-Effective Amendment No. 33 to the Registration Statement of ING SmallCap Opportunities Fund. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                                    Very truly yours,


                                    /s/ Dechert